EXHIBIT 99.1

Contact:
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Edmund T. Leonard
Chairman of the Board and Chief Financial Officer
(410) 547-1088



                                BV FINANCIAL INC.
                        ANNOUNCES 10B5-1 REPURCHASE PLAN

         Baltimore, Maryland. December 21, 2007. - BV Financial, Inc. (OTCBB:
BVFL) announced that on November 27, 2007, the Company entered into a Rule 10b5-1 repurchase plan with Sandler O'Neill & Partners, L.P. under which Sandler O'Neill will repurchase up to 40,254 shares on behalf of the Company as part of the Company's previously announced stock repurchase plan. Purchases by Sandler O'Neill will continue until February 22, 2008. To date, Sandler O'Neill has purchased 7,500 shares under the Rule 10b5-1 repurchase plan.

         The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

         BV Financial, Inc. is the parent company of Bay-Vanguard Federal Savings Bank. Bay-Vanguard Federal Savings Bank is headquartered in Baltimore, Maryland with four other branches in the Baltimore metropolitan area. The Bank is a full service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.